                       CHIEF EXECUTIVE OFFICER'S MESSAGE

Dear Shareholder:

     We are pleased to report net earnings for Century South Banks, Inc. for the third quarter of 1998. Net income for the quarter was $3,622,000 as compared to $3,506,000 for the third quarter of 1997, representing an increase of 3.3%. Earnings per diluted share remained constant at $0.32 for the third quarter of 1998 as compared to the same quarter of 1997. Net income for the year through September 30, 1998 was $10,782,000 or $0.97 per diluted share as compared to $6,304,000 or $0.57 per diluted share through September 30, 1997, representing an increase of 71.0%.

     The quarterly cash dividend of $0.11 per share paid on October 6, 1998, represents a 4.8% increase over the same quarter of 1997 and a 1.1% increase over the previous quarter's dividend.

     We continue to be pleased with the results of our company's operations. Total assets at September 30, 1998 were approximately $1,064,631,000. Return on average assets was 1.36% as compared to 0.81% for the nine-month period ended September 30, 1997. At September 30, 1998, our reserve for loan losses was 1.59% of total loans outstanding and nonperforming assets as a percentage of total assets were 0.97%.

     You have no doubt read in recent business publications that some of the nations largest banks are experiencing credit problems. Be assured that we are very mindful of the risks that stem from over-aggressive lending. We are resolved to accept a slower rate of growth in our company, if necessary, rather than compromise our credit standards. The safety and soundness of your investment is our number one concern.

     Our previously announced acquisition of The Independent Bank of Oxford, Alabama is progressing on schedule. We look forward to welcoming this fine bank into the Century South Banks, Inc. family very early in 1999.

          We appreciate your continued support of our company and welcome your comments and questions.
                                    Sincerely,


                                    James A. Faulkner
                                    Vice Chairman and
                                    Chief Executive Officer

                   CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                 SEPTEMBER 30,      SEPTEMBER 30,
                                                                                      1998               1997
                                                                                 -------------------------------
                                                                                      (AMOUNTS IN THOUSANDS)

ASSETS
 Cash and due from banks                                                         $   37,640          $   38,486
 Federal funds sold                                                                  38,670              43,110
 Interest-earning deposits in other banks                                            11,269                 842
 Investment securities                                                              135,221             192,300
 Loans, net of unearned income                                                      802,009             732,829
 Allowance for loan losses                                                          (12,743)            (12,838)
 Premises and equipment, net                                                         25,265              27,159
 Other assets                                                                        27,300              27,178
                                                                                 ------------------------------
 Total assets                                                                    $1,064,631          $1,049,066
                                                                                 ==============================

LIABILITIES
 Noninterest-bearing deposits                                                    $  125,350          $  122,038
 Interest-bearing deposits                                                          806,849             799,180
 Other short-term borrowings                                                            160               2,510
 Federal Home Loan Bank Advances                                                      4,806               6,906
 Long-term debt                                                                          36               1,540
 Other liabilities                                                                    9,819              10,264
                                                                                 ------------------------------
 Total liabilities                                                                  947,020             942,438
                                                                                 ------------------------------

SHAREHOLDERS' EQUITY
 Common stock                                                                        11,087              10,896
 Additional paid-in capital                                                          34,944              34,202
 Retained earnings                                                                   70,769              61,558
 Reduction for ESOP loan guarantee                                                        -                (196)
 Common stock in treasury, at cost                                                     (306)               (306)
 Accumulated other comprehensive income                                               1,117                 474
                                                                                 ------------------------------
 Total shareholders' equity                                                         117,611             106,628
                                                                                 ------------------------------
 Total liabilities and shareholders' equity                                      $1,064,631          $1,049,066
                                                                                 ==============================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                                           SEPTEMBER 30,                  SEPTEMBER 30,
                                                       1998            1997           1998            1997
                                                     ------------------------------------------------------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

 Interest income                                     $ 23,219        $ 22,873       $ 69,356        $ 67,513
 Interest expense                                       9,713          10,039         29,276          29,932
                                                     -------------------------------------------------------
 Net interest income                                   13,506          12,834         40,080          37,581
 Provision for loan losses                                463             115          1,472           4,992
 Noninterest income                                     2,990           2,843          9,596           7,681
 Noninterest expense                                   10,498          10,065         31,770          31,696
 Income tax expense                                     1,913           1,991          5,652           2,270
                                                     -------------------------------------------------------
 Net income                                          $  3,622        $  3,506       $ 10,782        $  6,304
                                                     =======================================================

 Weighted average common shares outstanding
  assuming dilution                                    11,188          11,093         11,166          11,093
 Net income per share assuming dilution              $   0.32        $   0.32       $   0.97        $   0.57
 Dividends declared per share                        $0.11000        $0.10500       $0.32625        $0.31125


                                                               CenturySouthbanks
--------------------------------------------------------------------------------
                                                                            Inc.
EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
William H. Anderson, II                                                 Chairman
J. Russell Ivie                                                    Vice Chariman
James A. Faulkner                                            Vice Chairman & CEO
Joseph W. Evans                                             President, COO & CFO
Tony E. Collins                                   Executive Vice President & CAO
Stephen W. Doughty                                Executive Vice President & CCO
J. Thomas Wiley, Jr.                                    Executive Vice President
Sidney J. Wooten                                        Executive Vice President
DIRECTORS
-------------------------------------------------------------------------------
William H. Anderson, II, Chairman                       Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman                          Quill O. Healey
James A. Faulkner, Vice Chairman                        Frank C. Jones
James R. Balkcom, Jr.                                   John B. McKibbon, III
William L. Chandler                                     E. Paul Stringer
Joseph W. Evans
AFFILIATES
-------------------------------------------------------------------------------
Bank of Dahlonega                      Gwinnett National Bank
60 Main Street West                    3200 Peachtree Industrial Boulevard
Dahlonega, GA  30533                   Duluth, GA  30136
John L. Lewis, President               Terry C. Evans, President
706-864-3314                           770-497-9797

The Bank of Ellijay                    First Community Bank of Dawsonville
Sand and Broad Street                  136 Highway 400 South
Ellijay, GA  30540                     Dawsonville, GA  30534
R. A. Robinson, CEO                    Gary L. Evans, President
C. Paul Nealey, President              706-216-5050
706-276-3400

First Bank of Polk County              Peoples Bank
40 Ocoee Street                        13321 Jones Street
Copperhill, TN  37317                  Lavonia, GA  30553
David E. Adkisson, President           J. Douglas Cleveland, President
423-496-3261                           706-356-8040

Georgia First Bank                     Bank of Danielsville
455 Jesse Jewell Parkway               Courthouse Square
Gainesville, GA  30501                 Danielsville, GA  30633
Allen J. Satterfield, President        L. Banister Sexton, President
770-535-8000                           706-795-2121

First National Bank of Union County    First South Bank, N.A.
420 Blue Ridge Highway                 4951 Forsyth Road
Blairsville, GA  30512                 Macon, GA  31210
Rodney B. McCombs, President           Daniel M. Forrester, President
706-745-5571                           912-757-2000

Fannin County Bank, N.A.               AmeriBank, N.A.
480 W. First Street                    7393 Hodgson Memorial Drive
Blue Ridge, GA  30513                  Savannah, GA  31406
Steve M. Eaton, President              J. Thomas Wiley, Jr., President
706-632-2075                           912-232-3800

                        FINANCIAL HIGHLIGHTS (UNAUDITED)

SELECTED BALANCES
-------------------------------------------------------------------------------

                                                     AS OF  AND FOR  NINE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                   1998                 1997             PERCENTAGE  CHANGE
                                               --------------------------------------------------------------------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Loans, net                                      $  789,266           $  719,991                9.62%
Deposits                                           932,199              921,218                 1.19
Total assets                                     1,064,631            1,049,066                 1.48
Shareholders' equity                               117,611              106,628                10.30
Net income                                          10,782                6,304                71.03
Book value per share                                 10.66                 9.84                 8.33
Net income per share assuming dilution                0.97                 0.57                70.18
Weighted average common shares outstanding
    assuming dilution                               11,166               11,093                 0.66
Nonperforming loans                                  5,539                2,490               122.45
Other real estate and other
   nonperforming assets                              4,743                2,466                92.34

FINANCIAL RATIOS
-------------------------------------------------------------------------------------------------------------------

Return on average assets                              1.36%                 0.81%               67.90%
Return on average shareholders' equity               12.75                  8.07                57.99
Net interest margin (taxable equivalent)              5.53                  5.29                 4.54
Allowance for loan losses to loans                    1.59                  1.75                (9.14)
Nonperforming assets to total assets                  0.97                  0.47               106.38

                            SHAREHOLDER INFORMATION
-------------------------------------------------------------------------------
STOCK INFORMATION

Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). THE ticker tape symbol is "CSBI". Market price for the quarter ended September 30, 1998:

       Three month high .........................  $ 38.00
       Three month low ..........................  $ 25.00
       Closing price ..............................$ 30.50

-------------------------------------------------------------------------------
SHAREHOLDER SERVICES

Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:

       Century South Banks, Inc.
       Shareholder Relations
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

-------------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN/CASH CONTRIBUTIONS

Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:

       Century South Banks, Inc.
       Dividend Reinvestment Plan/Cash Contributions
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

-------------------------------------------------------------------------------
INVESTOR RELATIONS

Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner     Susan J. Anderson                     Joseph W. Evans
Vice Chairman & CEO   Senior Vice President & Controller    President,COO & CFO
(706) 864-3915        (706) 864-3915                        (912) 475-4340